Exhibit 99.2

Colleagues,

I’m writing to let you know that Nuance has announced an agreement to acquire Transcend, a provider of medical transcription and speech editing. The addition of Transcend will bring tremendous value to our Nuance Transcription Services (NTS) business and to our healthcare portfolio as a whole.

With its transcription leadership and customer-centered model, Transcend will expand Nuance’s ability to deliver high-quality transcription and editing services to a growing set of healthcare organizations. Transcend is recognized as a solid, stable leader in the industry and has been named one of the best small companies in America (www.forbes.com/200best).

The prospect of adding Transcend to our healthcare business sets the tone for an exceptional year for Nuance Transcription Services. Not only does Transcend hold a 98 percent customer retention rate, but it is consistently ranked among the very top companies with KLAS. By adding Transcend to our progressive portfolio, we are better positioned than ever to empower healthcare organizations to capture the entire patient story, anytime/anywhere, in an effective, non-intrusive way that aligns with clinician workflow and integrates with clinical processes and systems, such as the electronic health record (EHR).

The acquisition of Transcend brings many advantages and will accelerate our access to and expand our customer base within the small- to mid-size hospital market, which comprises approximately 90 percent of hospitals in the U.S. and increasingly demands cost effective, voice-enabled, clinical documentation solutions to achieve Meaningful Use and the transition to ICD-10. With Transcend, we will be better positioned to drive change and improvement to the way small- to mid-size hospitals capture and leverage clinical information.

We are at a pivotal time in healthcare where best-in-breed technology and services are taking a leading role in driving change and improvement. Together, as a team and with Transcend, we remain committed to the delivery innovation, quality, service and support to ensure our customers succeed as they undertake the many challenges they face including Accountable Care, Meaningful Use, ICD-10 and others.

If you have questions about this news, please ask your manager or feel free to contact me, Sean Carroll or Robin Lloyd. Attached you’ll find an FAQ that will provide more information and will likely answer any questions you may have. If you receive any inquiries from press or analysts please direct them to Richard Mack or Holly Spring from Nuance’s Corporate Communications team at richard.mack@nuance.com or holly.spring@nuance.com via phone at 781-565-5000.

Thanks,

Janet

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.